PROSPECTUS SUPPLEMENT

(To Prospectus dated January 13, 2023)

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-269104

Up to $2,856,658

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated January 13, 2023, filed as a part of our registration statement on Form S-3 (File No. 333-269104), as supplemented by our prospectus supplements dated January 13, 2023, May 5, 2023 and March 18, 2024, or the Prior Prospectus. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

We filed the Prior Prospectus to register the offer and sale of our common stock, par value $0.0001 per share, from time to time pursuant to the terms of that certain At The Market Offering Agreement, or the sales agreement, between H.C. Wainwright & Co., LLC, or Wainwright, acting as the agent, and us.

We are filing this prospectus supplement to amend the Prior Prospectus to update the amount of shares we are eligible to sell under General Instruction I.B.6. As a result of these limitations and the current public float of our common stock, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $2,856,658 from time to time through Wainwright, which does not include the shares of common stock having an aggregate sales price of $8,468,402.99 that were sold pursuant to the Prior Prospectus to date.

As of August 19, 2024, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was $28,709,843.98, which was calculated based on 1,622,942 shares of our outstanding common stock held by non-affiliates at a price of $17.69 per share, the closing price of our common stock on August 16, 2024. During the 12 calendar months prior to, and including, the date of this prospectus, we sold securities with an aggregate market value of $6,712,097.89 pursuant to General Instruction I.B.6. of Form S-3.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CING.” On August 16, 2024, the last reported sale price of our common stock on the Nasdaq Capital Market was $17.69 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

H.C. Wainwright & Co.

The date of this prospectus supplement is August 19, 2024